Exhibit 107.1

Calculation of Filing Fee Table

S-3

(Form Type)

First Busey Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit (a)	Maximum Aggregate Offering Price (a)	Fee Rate (b)	Amount of Registration Fee (b)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Primary Offering
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (c)	456(b) and 457(r)						__	__	__	__
Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share (c)	456(b) and 457(r)						__	__	__	__
Fees to Be Paid	Debt	Debt securities (d)	456(b) and 457(r)						__	__	__	__
Fees to Be Paid	Equity	Warrants (e)	456(b) and 457(r)						__	__	__	__
Fees to Be Paid	Equity	Depositary Shares (f)	456(b) and 457(r)						__	__	__	__
Fees to Be Paid	Other	Subscription Rights (g)	456(b) and 457(r)						__	__	__	__
Fees to Be Paid	Other	Stock Purchase Contracts	456(b) and 457(r)						__	__	__	__
Fees to Be Paid	Other	Stock Purchase Units	456(b) and 457(r)						__	__	__	__
Fees to Be Paid	Other	Units	456(b) and 457(r)						__	__	__	__
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amount					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(a)	An indeterminate amount of securities as may from time to time to be issued at indeterminate prices is being registered pursuant to this registration statement.

(b)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

(c)	Shares of common stock or preferred stock may be issued in primary offerings, upon conversion of debt securities or preferred stock registered hereby or upon the exercise of warrants or subscription rights to purchase preferred stock or common stock.

(d)	The debt securities being registered hereunder will consist of one or more series of senior debt securities or subordinated debt securities, or any combination thereof, as more fully described herein.

(e)	Warrants exercisable for common stock, preferred stock, debt securities or other securities.

(f)	The depositary shares registered hereunder will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public fractional interests in shares of preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares will be issued to the depositary under the deposit agreement.

(g)	Subscription rights evidencing the right to purchase common stock or other securities.